EXHIBIT 11

                     JONES APPAREL GROUP, INC.

       Computation of Basic and Diluted Earnings per Share
             (In thousands except per share amounts)


                                         For the Year Ended December 31,
                                        --------------------------------
                                            1998        1997<F1>    1996<F1>
                                        --------    --------     -------
Basic Earnings per Share:
-------------------------
Net income...........................   $154,864    $121,725     $80,874
                                        ========    ========     =======

Weighted average number of shares
outstanding..........................    101,614     103,797     104,667
                                        ========    ========     =======

Basic earnings per share.............      $1.52       $1.17       $0.77
                                        ========    ========     =======


Diluted Earnings per Share:
---------------------------
Net income...........................   $154,864    $121,725     $80,874
                                        ========    ========     =======

Weighted average number of shares
outstanding..........................    101,614     103,797     104,667

Assumed issuances under exercise
of stock options.....................      3,514       4,013       2,636
                                        --------    --------     -------

                                         105,128     107,810     107,303
                                        ========    ========     =======

Diluted earnings per share...........      $1.47       $1.13       $0.75
                                        ========    ========     =======

<F1> Adjusted for 2-for-1 stock split effective June 25, 1998.